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                         Exhibit 11


                 Frontier Corporation
   Computation of Diluted Earnings Per Common Share
                      (Unaudited)



                                             3 Months Ended
 In thousands of dollars,                       March 31,
 except per share data                      1999        1998
-------------------------------------------------------------
Basic Income Applicable to Common Stock $ 39,651    $ 33,663
Interest expense on convertible
 debentures, net of tax                       90          90
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Diluted Income Applicable to Common
 Stock                                  $ 39,741    $ 33,753
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Weighted Average Shares Outstanding-
 Basic                                   171,548     170,071
Stock options and warrants                 3,386       2,230
Convertible debentures                       503         503
------------------------------------------------------------
Weighted Average Shares Outstanding-
 Diluted                                 175,437     172,804
============================================================
Diluted Earnings Per Common Share       $   0.23    $   0.20
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